EXHIBIT 99.1

HealthWarehouse.com Reduces Its Liabilities By Nearly $700,000
Significant Improvement to Stockholders' Equity and Reduction in Current Liabilities by 14.6%

(CINCINNATI, OH, August 3, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS & Vet-VIPPS accredited online and mail-order pharmacy licensed in all 50 states, has entered into an agreement with one of the holders of the Company's obligations to extinguish $698,594 of accounts payable in exchange for common stock, resulting in a significant improvement to the Company's balance sheet.
As of June 30, 2016, the Company had approximately $4,900,000 in total current liabilities of which approximately $2,300,000 was accounts payable.  The reduction of $698,594 of accounts payable is a 30.3% reduction in the Company's accounts payable and a 14.6% reduction in the Company's total current liabilities.
"Our strategy has been to focus on the core consumer business, streamline operations, and improve our balance sheet.  The result is record gross profits and margins generated by our core consumer business and the Company operating at breakeven quarterly cash flow.  We believe this retirement of debt and conversion into equity signals confidence that the Company continues to move in the right direction," said Dan Seliga, COO and CFO of HealthWarehouse.com.
"In addition to improving the balance sheet, the Company is now enjoying unprecedented high margin record revenue growth in its core consumer business.  Becoming the first online pharmacy to gain VIPPS and Vet-VIPPS accreditation along with our PR initiatives that are generating major national coverage, we look to continue driving new business. We believe this momentum will continue through 2016 and into 2017," said Mr. Lalit Dhadphale, President & CEO of HealthWarehouse.com.
About HealthWarehouse.com
HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS & Vet-VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out-of-pocket prescription market, which is expected to grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Contact

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341